---------------------------
                           UNITED STATES                      OMB APPROVAL
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                                                     ---------------------------
                                                     OMB Number:       3235-0167
                                                     Expires:  November 30, 1995
                                                     Estimated average burden
                                                     hours per response.....1.50
                                                     ---------------------------

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 1-11897

                                   BW/IP, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

 200 Oceangate Boulevard, Suite 900, Long Beach, California 90802 (562) 435-3700
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
                         Preferred Stock Purchase Rights
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)      X         Rule 12h-3(b)(1)(i)        X
                                      ---                                  ---
              Rule 12g-4(a)(1)(ii)    ___        Rule 12h-3(b)(1)(ii)      ___
              Rule 12g-4(a)(2)(i)     ___        Rule 12h-3(b)(2)(i)       ___
              Rule 12g-4(a)(2)(ii)    ___        Rule 12h-3(b)(2)(ii)      ___
                                                 Rule 15d-6                ___


         Approximate number of holders of record as of the certification or
notice date:          1
              -----------------

         Pursuant to the requirements of the Securities Exchange Act of 1934 BW/IP, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 22, 1997                       By:   /s/ John D. Hannesson
       --------------------------                ---------------------------
                                                 John D. Hannesson
                                                 Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.